Exhibit 99.1

FOR IMMEDIATE RELEASE:
----------------------                                                  Contact:
                                                                  (336) 664-1233
                                                                    Doug DeLieto
                                                  Director of Investor Relations

                     RF MICRO DEVICES PRICES $200 MILLION OF
                      1.50% CONVERTIBLE SUBORDINATED NOTES

         GREENSBORO, N.C., JUNE 26, 2003 - RF Micro Devices, Inc. (Nasdaq: RFMD) announced today the pricing of its offering of $200 million principal amount of its 1.50% Convertible Subordinated Notes due 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will be convertible into the Company's common stock at a conversion rate of 131.0685 shares per $1,000 principal amount of notes, which is equal to an approximate conversion price of $7.63 per share, subject to adjustment in certain circumstances. This represents a 32.0% premium based on the last reported sale price of the Company's common stock on June 25, 2003. The Company has granted the initial purchasers of the notes an overallotment option to purchase an additional $30 million principal amount of the notes. The offering is expected to close July 1, 2003.
         The Company intends to use the net proceeds of the offering for working capital, general corporate purposes and to retire certain long-term debt. The Company has repurchased $150 million aggregate principal amount of its outstanding 3.75% convertible subordinated notes due 2005.
         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.
         The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

         This press release contains forward-looking statements relating to the company's plans, objectives and estimates. The company's business is subject to numerous risks and uncertainties, including fluctuations in operating results and market growth rates, wafer fabrication risks, management of growth and production yield variability. These and other risks, which are described in the company's annual report and other filings with the SEC, could cause actual results to be materially different from those expressed or implied by these statements.


         SOURCE RF Micro Devices, Inc.
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          RF MICRO DEVICES(R) and RFMD(R) are trademarks of RFMD, LLC.